Exhibit 99.1

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
Cost of sales	$1,615	$1,404	$4,579	$3,919
Sales and marketing	385	522	1,297	1,466
Research and development	1,268	1,077	3,581	2,940
General and administrative	2,395	2,010	6,642	5,550
Total stock-based compensation	5,663	5,013	16,099	13,875
Tax benefit recognized	(1,817)	(1,542)	(5,166)	(4,450)
Net stock-based compensation	$3,846	$3,471	$10,933	$9,425